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                                                           Stock Warrant No. 1

THIS WARRANT AND THE SECURITIES THAT MAY BE ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION THEREFROM OR AS OTHERWISE PROVIDED IN THIS WARRANT.

THE EXERCISE OF THIS WARRANT MAY BE SUBJECT TO THE FILING OF A NOTIFICATION REPORT UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE EXPIRATION OF OR TERMINATION OF THE APPLICABLE WAITING PERIOD THEREUNDER.

                          DANIELSON HOLDING CORPORATION

                              Common Stock Warrant

         Danielson Holding Corporation, a Delaware corporation (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SZ Investments, L.L.C., a Delaware limited liability company ("SZ"), or its permitted assigns under the terms of this warrant (SZ or such permitted assigns at the time being the registered holder or holders hereof being hereinafter referred to as "Holder") is entitled, subject to the terms set forth below, to purchase from the Company, at a purchase price per share of $4.75 (as such amount may be adjusted from time to time pursuant to Sections 1.5 or 3 hereof, the "Purchase Price"), at any time or from time to time prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date, 2,000,000 fully paid and non-assessable shares of Common Stock, $.10 par value per share, of the Company (the "Common Stock") (such shares of Common Stock as the number and characterization of such shares may be adjusted or otherwise modified from time to time pursuant to Sections 3 or 4, are herein referred to as the "Warrant Shares").

         Certain capitalized terms not otherwise defined herein shall have the meanings set forth in Section 6 hereof.

SECTION 1         EXERCISE OF WARRANT.

         1.1 EXERCISE. This Warrant may be exercised by Holder, in whole or in part (but not for less than 100,000, subject to pro rata adjustment for any subdivision of Common Stock or the payment of any dividend in shares of Common Stock, of the Warrant Shares issuable under this Warrant, or the remaining Warrant Shares, if less than such amount), at any time and from time to time prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date, by surrender of this Warrant, together with a subscription substantially in the form of Exhibit A attached to this Warrant (or a reasonable facsimile thereof) duly executed by Holder, to the Company at its principal office and accompanied by payment in full, in cash or by check payable to the order of the Company (or in the manner provided in Section 1.2 hereof), in the amount of the aggregate Purchase Price for the Warrant Shares covered by such exercise.

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         1.2      CASHLESS EXERCISE. In lieu of exercising this Warrant
pursuant to Section 1.1 above, the Holder shall have the right at any time and from time to time prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date to exercise this Warrant, in whole or in part, by requiring the Company to convert all or any part of this Warrant (the "Conversion Right"), into Warrant Shares by surrendering this Warrant to the Company accompanied by the form conversion notice (substantially in the form attached hereto as Exhibit B, or a reasonable facsimile thereof) which has been duly completed and signed. Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any cash in respect of the Purchase Price) that number of Warrant Shares which is equal to the amount obtained by dividing (x) an amount equal to the difference between (A) the Current Market Price Per Share multiplied by the number of Warrant Shares as to which the Conversion Right is then being exercised (the "Conversion Shares"), determined as of immediately prior to the effective time of the exercise of the Conversion Right, minus (B) the aggregate Purchase Price then applicable to the Conversion Shares (such difference, the "Conversion Amount"), by (y) the Current Market Price Per Share of one share of Common Stock determined as of immediately prior to the effective time of the exercise of the Conversion Right. Upon exercise of the Conversion Right, the Conversion Amount shall be deemed to have been paid to the Company in respect of the Warrant Shares so acquired. Any references in this Warrant to the "exercise" of this Warrant, and the use of the term "exercise" herein, shall be deemed to include, without limitation, any exercise of the Conversion Right. In the event this Warrant is not exercised in full, the Warrant Shares shall be reduced by the number of Warrant Shares subject to such partial exercise, and the Company, at its expense, shall forthwith issue and deliver to Holder a new Warrant of like tenor in the name of Holder, reflecting such adjusted Warrant Shares.

         1.3 WHEN EXERCISE EFFECTIVE. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the Business Day on which this Warrant (together with the applicable subscription and Purchase Price) shall have been surrendered to the Company as provided in Section 1.1 or 1.2 hereof, and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise as provided in Section 1.4 shall be deemed to have become the holder or holders of record thereof. The warrant or warrants surrendered upon exercise thereof shall thereafter be canceled and of no further force or effect.

         1.4 DELIVERY OF STOCK CERTIFICATES, ETC. As soon as practicable after each exercise of this Warrant, in whole or in part, the Company at its expense (including the payment by it of any and all applicable issue taxes but excluding any applicable transfer taxes) will issue and deliver to
Holder: (a) a certificate or certificates (or an escrow receipt in lieu thereof as may be required under Section 5.2 of the Company's Certificate of Incorporation), in such name or names as such Holder may designate, for the number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock to which Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the Current Market Price Per Share determined as of the Business Day preceding the date of such exercise, and (b) in case such exercise is for less than all the Warrant Shares issuable hereunder, a new Warrant representing such Warrant or Warrants remaining hereunder in substantially the form of this Warrant.

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         1.5      REDUCTION OF PURCHASE PRICE FOR A&E DEFICIENCY. If on the
date of any exercise pursuant to Section 1.1 or 1.2 above (determined in accordance with Section 1.3 hereof) the Company does not have in effect an Excess of Loss Policy and there exists an A&E Deficiency, then the Purchase Price applicable to such exercise shall be automatically reduced as follows (the "Price Reduction"):

         (a)      If the A&E Deficiency is:

                  (i) greater than $5,000,000 but less than or equal to $10,000,000, the Purchase Price shall be reduced by an amount determined by dividing (x) 40.8% of the amount by which the A&E Deficiency exceeds $5,000,000, by (y) the initial number of Warrant Shares represented by the original Warrant (taking into account any adjustment pursuant to Sections 3 and 4 hereof);

                  (ii) greater than $10,000,000, the Purchase Price shall be reduced by an amount determined by dividing (x) an amount equal to the sum of (A) 20.4% of the amount by which the A&E
         Deficiency exceeds $10,000,000 plus (B) $2,040,000 by (y) the initial number of Warrant Shares represented by the original Warrant (taking into account any adjustment pursuant to Sections 3 and 4 hereof);

         (b) If the Holder has previously exercised a portion of the Warrant, then the Purchase Price shall, in addition to any reduction pursuant to subsection (a) above, be further reduced by an amount determined by dividing (x) the excess, if any, of (A) the Price Reduction calculated pursuant to subsection (a) above multiplied by the aggregate number of Warrant Shares issued upon all prior exercises of the Warrant over (B) the Aggregate Price Reduction, by (y) the total number of Warrant Shares to which the current exercise relates.

         (c) Notwithstanding the foregoing, the Price Reduction shall be applied only to the extent that it does not cause the Purchase Price to be reduced below the lower of (x) $3.00, which amount shall be adjusted proportionately with any adjustment in the Purchase Price pursuant to Section 3 hereof, or (y) the Current Market Price Per Share as of the date of such adjustment.

         (d) The Price Reduction is independent of and in addition to any adjustment required by Section 3 hereof, is applicable only to the particular exercise to which such Price Reduction relates and shall not affect any future calculations except to the extent that a Price Reduction increases Aggregate Price Reduction.

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SECTION 2         CERTAIN OBLIGATIONS OF THE COMPANY.

         2.1 RESERVATION OF STOCK. The Company covenants that it will at all times reserve and keep available, free from preemptive rights, solely for issuance and delivery upon exercise of this Warrant, the number of shares of Common Stock (or Other Securities) from time to time issuable upon exercise of this Warrant. In furtherance of and not in limitation of the foregoing, the Company will from time to time, in accordance with the laws of its state of incorporation, take all necessary action to increase and maintain the authorized amount of its Common Stock (or Other Securities) if at any time the number of shares of Common Stock authorized but remaining unissued and unreserved for other purposes shall be insufficient to permit the full exercise of this Warrant.

         2.2 STATUS OF WARRANT SHARES; CORPORATE ACTIONS. The Company covenants that all Warrant Shares, upon issuance in accordance with the terms of this Warrant Agreement and the Company's Certificate of Incorporation, as amended from time to time (the "Certificate of Incorporation"), shall be fully paid and nonassessable and free from all taxes with respect to the issuance thereof (other than income taxes, if any, related to ordinary income attributable to the Holder) and from all liens, charges and security interests other than transfer restrictions contained in the Company's Certificate of Incorporation. The Company will not, by amendment of its Certificate of Incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issuance or sale of securities or any other voluntary action or omission, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company (a) will not permit the par value or the determined or stated value of any shares of the Common Stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of the Common Stock (or Other Securities) upon the exercise of this Warrant, including, without limitation, amending the Certificate of Incorporation.

         2.3 MAINTENANCE OF OFFICE. The Company will maintain an office where presentations and demands to or upon the Company in respect of this Warrant may be made. The initial location of such office shall be at 767 Third Avenue, New York, NY 10017. The Company will give notice in writing to Holder in accordance with Section 11 hereof of each change in the location of such office.

         2.4 USE OF PROCEEDS. The Company agrees that proceeds paid to the Company from any Holder's exercise of the Warrant shall be retained as direct assets of the Company and such proceeds shall not be transferred or attributed in any way, directly or indirectly, to any insurance subsidiary of the Company.

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SECTION 3         ADJUSTMENT OF PURCHASE PRICE.

         3.1 GENERAL; PURCHASE PRICE. The number of shares of Common Stock which the holder of this Warrant shall be entitled to receive upon each exercise hereof shall be determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of this Section 3) be issuable upon such exercise, as designated by the holder hereof pursuant to Section 1 hereof, by the fraction of which (a) the numerator is $4.75, and
(b) the denominator is the Purchase Price in effect on the date of such exercise. The "Purchase Price" shall initially be $4.75 per share, shall be adjusted and readjusted from time to time as provided in this Section 3 and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 3.

         3.2. ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In case the Company at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3 or 3.4 hereof) without consideration or for a consideration per share less than the Purchase Price in effect immediately prior to such issue or sale, then, and in each such case, such Purchase Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Purchase Price by a fraction,

                         (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Purchase Price in effect immediately prior to such sale; and

                         (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale, provided that, for the purposes of this Section 3.2, (A) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 3.3 or 3.4 hereof, such Additional Shares of Common Stock shall be deemed to be outstanding, and (B) treasury shares shall not be deemed to be outstanding.

         3.3. TREATMENT OF OPTIONS AND CONVERTIBLE SECURITIES. In case the Company at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities, then, and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and options therefor, issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading); provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3.5 hereof) of such shares would be less than the Purchase Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or

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immediately prior to the close of business on such record date (or, if the
Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be; and, provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (a) no further adjustment of the Purchase Price shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities, except in the case of any such Options or Convertible Securities which contain provisions requiring an adjustment, subsequent to the date of the issue or sale thereof, of the number of Additional Shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities by reason of (i) a change of control of the Company or (ii) the acquisition by any Person or group of Persons of any specified number or percentage of the Voting Securities of the Company;

                  (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Purchase Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

                  (c) upon the expiration (or purchase by the Company and cancellation or retirement) of any such Options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which (or purchase by the Company and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which) shall not have been exercised, the Purchase Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

                (i) in the case of Options for Common Stock or Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

                (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued

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       at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (pursuant to Section 3.5 hereof) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

                  (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing the Purchase Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

                  (e) in the case of any such Options which expire by their terms not more than 30 days after the date of issue, sale, grant or assumption thereof, no adjustment of the Purchase Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subdivision (c) above.

         3.4. TREATMENT OF STOCK DIVIDENDS, STOCK SPLITS, ETC. In case the Company at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, with respect to any adjustment of the Purchase Price pursuant to Section 3.2, Additional Shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the day immediately prior to the day upon which such corporate action becomes effective.

         3.5      COMPUTATION OF CONSIDERATION. For the purposes of this
                  Section 3:

                  (a) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

                           (i) insofar as it consists of cash, be computed at the net amount of cash received by the Company, (without deducting any expenses paid or incurred by the Company or any commissions or compensations paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale);

                           (ii)     insofar as it consists of property
                  (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Company; and

                           (iii) in case Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and (ii) above, allocable to such

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                  Additional Shares of Common Stock, all as determined
                  in good faith by the Board of Directors of the Company.

                  (b) Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.3, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

                           (i) the total amount, if any, received and receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subdivision (a), by

                           (ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (c) Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.4 hereof, relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration, unless and only to the extent that consideration is actually paid therefor.

         3.6. ADJUSTMENTS FOR COMBINATIONS, ETC. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Purchase Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

SECTION 4 RECLASSIFICATION, CONSOLIDATION, MERGER, ETC. In the case of (A) any capital reorganization, reclassification or other change of outstanding Common Stock (or Other Securities) (other than those referred to in Section 3.4 hereof and other than a change in par value), or (B) any consolidation of the Company with any other corporation or any merger of the Company into another corporation or of another corporation into the Company (other than a consolidation or merger in which the Company is the continuing or surviving corporation and which does not result in any reclassification of, or change (other than a change in par value, or as a result of a subdivision or combination to which Section 3.4 hereof is applicable) in, the outstanding Common Stock (or Other Securities)), or (C) any sale or transfer to another Person (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Company, each Warrant shall from and after such event or transaction be exercisable upon the terms and conditions specified in this Warrant, for the number of shares of stock or other securities or assets to which the Holder (at the time of the transaction or event) upon

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exercise of this Warrant would have been entitled upon such transaction or event as if such Holder exercised this Warrant in full immediately prior to such transaction or event and in any such case, if necessary, the provisions set forth in this Section 4 with respect to the rights thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may be possible, to any shares of stock or other securities or assets thereafter deliverable on the exercise of the Warrant; provided, that any such resulting or surviving corporation or purchaser, as the case may be, in any such transaction, shall expressly assume, by delivery of a written instrument delivered to the Company and the Holder prior to consummation of the transaction in question, the obligation to deliver, upon the exercise of the Warrant, such shares, securities or property as the Holder of the Warrant or other securities received by the Holder in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the exercise rights as above provided.

SECTION 5         NOTICE OF CERTAIN EVENTS.

         If at any time:

         (a) the Company shall declare any dividend or distribution payable to the holders of its Common Stock (whether payable in cash, Common Stock or other consideration);

         (b) the Company shall offer for subscription or issuance pro rata to the holders of its Common Stock any additional shares of stock of any class;

         (c) there shall be any capital reorganization of the Company, any recapitalization or reclassification of the capital stock of the Company, or consolidation or merger involving the Company, or any sale or transfer of all or substantially all of the Company's assets to any other Person;

         (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company as a whole or substantially as a whole in a single transaction or a series of related transactions; or

         (e) there shall be any other event which would or may require adjustment of at least 1% of the Purchase Price or the Warrant Shares pursuant to Section 3 or 4 hereof,

then, in any one or more of such cases, the Company shall give Holder written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining stockholders entitled to vote upon such reorganization, recapitalization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up and of the date, if determined, when any such transaction shall take place, as the case may be. If and to the extent applicable, such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such notice shall be given at least 30 days before the earliest date required to be specified therein in accordance with this subparagraph, shall describe the proposed transaction in reasonable detail and shall specify the consideration to be received by the holders of Common Stock in respect thereto and/or any adjustment which would be made to the number of Warrant Shares obtainable upon the exercise of this Warrant as a result of such

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transaction; PROVIDED, HOWEVER, that the Company shall be obligated to give only ten 10 days prior notice with respect to the following events: (i) any event the occurrence of which would give rise to an adjustment pursuant to the provisions of Section 3 or (ii) any regularly-scheduled dividend or distribution which, individually or as a policy, has been previously publicly announced. The Company shall also furnish to each Holder all notices and materials furnished to its stockholders in connection with such transaction as and when such notices and materials are furnished to its stockholders.

SECTION 6         DEFINITIONS.

         As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

         6.1 The term "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Section 3.3 or 3.4 hereof, deemed to be issued) by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company, other than: (a) shares issued upon the exercise of this Warrant;
(b) options and shares issued upon the exercise of options outstanding on the date hereof or to be granted under any Company stock option plan or stock purchase plan as in effect on the date hereof or under any other employee or director stock option or purchase plan or plans adopted or assumed after such date and which have been duly approved and adopted by a vote of the stockholders of the Company; (c) such additional number of shares as may become issuable upon the exercise of any of the securities referred to in the foregoing clauses (a) or (b), by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities as in effect on the date hereof, but only if and to the extent that such adjustments are required as the result of the original issuance of the Warrants; (d) such additional number of shares as may become issuable upon the exercise of any of the securities referred to in the foregoing clauses (a), (b), or (c) by reason of adjustments required pursuant to anti-dilution provisions applicable to such securities as in effect on the date hereof, in order to reflect any subdivision or combination of Common Stock, by reclassification or otherwise, or any dividend on Common Stock payable in Common Stock.

         6.2 The term "A&E DEFICIENCY" shall mean the amount by which the sum of losses and loss adjustment expenses actually paid by the insurance company subsidiaries of the Company in settlement of asbestos-related claims and environmental-related claims between December 31, 1998, and the date of exercise of the Warrant, plus the reserves for such losses and loss adjustment expenses as of such exercise date, exceed the reserves established by such subsidiaries for such losses and loss adjustment expenses (including reserves for losses that have been incurred but which have not been reported) as of December 31, 1998.

         6.3 The term "AGGREGATE PRICE REDUCTION" means the sum of all reductions from the aggregate purchase price paid in connection with all prior exercises, calculated in accordance with Section 1.5 hereof; provided that for purposes of determining this amount, such reductions for cashless exercises pursuant to Section 1.2 hereof shall be determined by multiplying the number of Warrant Shares as to which the Conversion Right is then being exercised by the Price Reduction applicable to such cashless exercise.

         6.4 The term "BUSINESS DAY" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York City are authorized by law to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

         6.5 The term "CHARTER AMENDMENT" shall have the meaning ascribed to it in the Purchase and Sale Agreement.

         6.6 The term "COMMON STOCK" shall have the meaning ascribed to it in the introductory paragraph to this Warrant, provided that such term shall also include any other securities or rights into which or for which the Common Stock is converted or exchanged, whether pursuant to a plan of reclassification, reorganization, consolidation, merger, sale of assets, dissolution, liquidation, or otherwise.

         6.7 The term "CONVERTIBLE SECURITIES" shall mean any evidence of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

         6.8 The term "CURRENT MARKET PRICE PER SHARE" shall mean, with respect to any of the Common Stock, as of any particular date of determination, the average of the daily closing prices of the Common Stock as reported in THE WALL STREET JOURNAL or other reputable financial news source, for the 20 consecutive trading days immediately preceding such date.

         6.9 The term "EXCESS OF LOSS POLICY" shall mean a policy of reinsurance obtained by the insurance company subsidiaries of the Company, which reinsurance policy shall limit the amount of the A&E Deficiency payable by such insurance company subsidiaries to $10,000,000.

         6.10 The term "EXPIRATION DATE" shall mean 5:00 p.m., Eastern Standard Time, on August 12, 2003; provided however that if on such date the Purchase Price would be subject to adjustment pursuant to Section 1.5 herein if the Warrant were then exercised, then the Expiration Date shall be extended until August 12, 2004.

         6.11 The term "OPTIONS" shall mean any and all rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible Securities.

         6.12 The term "OTHER SECURITIES" shall mean any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the holders of this Warrant at any time shall be entitled to receive, or shall have received, upon the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 hereof or otherwise.

         6.13 The term "PERSON" shall mean an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization or any government, governmental department or agency or political subdivision thereof.

         6.14 The term "PRICE REDUCTION" shall have the meaning ascribed to it in Section 1.5 hereof.

         6.15 The term "PURCHASE AND SALE AGREEMENT" shall mean that certain Stock Purchase and Sale Agreement dated as of April 14, 1999 between the Company and Holder.

         6.16 The term "VOTING SECURITIES" shall mean stock of any class or classes (or equivalent interests), if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or persons performing similar functions) of such business entity, even though the right so to vote has been suspended by the happening of such a contingency.

         6.17 The term "WARRANT" shall refer to this or any replacement Warrant covering any Warrant Shares.

         6.18 The term "WARRANT SHARES" shall have the meaning ascribed to it in the introductory paragraph to this Warrant, provided that such term shall include all Other Securities issuable from time to time upon exercise of this Warrant in whole or in part.

SECTION 7         REPLACEMENT OF WARRANTS.

         Upon surrender of this Warrant in mutilated form or receipt of evidence satisfactory to the Company of the loss, theft or destruction of this Warrant, then, the Company, at the Holder's expense, shall execute and deliver, in lieu of and in replacement of this Warrant, a Warrant identical in form to this Warrant.

SECTION 8         REMEDIES.

         The Company stipulates that the remedies at law of the Holder in the event of any breach or threatened breach by the Company of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a breach of any of the terms hereof or otherwise. The Company hereby irrevocably waives, to the extent that it may do so under applicable law, any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against the Company for specific performance of this Warrant by the Holder. Such remedies and all other remedies provided for in this Warrant shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which may be available under this Warrant.

SECTION 9 APPLICABILITY OF ARTICLE FIFTH OF CERTIFICATE OF INCORPORATION; TRANSFER.

         This Warrant and its direct and indirect owners are subject to all of the restrictions set forth in Article Fifth of the Company's Certificate of Incorporation and in Section 4.11(b) of the Purchase and Sale Agreement. Upon a transfer in accordance with this Section 9, the Company at its expense (excluding any applicable transfer taxes) shall execute and deliver, in lieu of and in replacement of this Warrant, Warrants identical in form to this Warrant and in such denominations as the transferring Holder shall request; provided that, any such transferee, by acceptance hereof, agrees to assume all of the obligations of Holder and be bound by all of the terms and provisions of this Warrant.

SECTION 10        NOTICES.

         Where this Warrant provides for notice of any event, such notice shall be given (unless otherwise herein expressly provided) in writing and either (i) delivered personally, (ii) sent by certified, registered or express mail or a nationally recognized express courier, postage and other applicable charges prepaid, (iii) sent by facsimile transmission, and shall be deemed given when so delivered personally, sent by facsimile transmission (confirmed in writing) or four days after being mailed. Notices shall be addressed, as follows:

         if to Holder:

                  SZ Investments, L.L.C.
                  Two North Riverside Plaza
                  Suite 600
                  Chicago, IL 60606
                  Attention:  Bill Pate

         if to the Company:

                  Danielson Holding Corporation
                  767 Third Avenue
                  New York, NY 10017
                  Attention:  General Counsel

provided, that the exercise of this Warrant shall be effective in the manner provided in Section 1 hereof.

SECTION 11        SALE OF WARRANT OR SHARES.

         Neither this Warrant nor the shares of Common Stock issuable upon exercise hereof have been registered under the Securities Act of 1933, as amended (the "Federal Act"), or under the securities laws of any state. Neither this Warrant nor such shares, when issued, may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement for this Warrant, or the shares, as the case may be, under the Federal Act, such registration or qualification as may be necessary under the securities laws of any state, an exemption from such registration or qualification requirements. The certificate or certificates evidencing all or any of the shares issued upon exercise of this Warrant shall bear the following legend:

         "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities act and may not be sold or transferred in the absence of such registration or an exemption therefrom, or in the absence of receipt by the issuer of an opinion of counsel reasonably satisfactory to the issuer that the securities may be sold or transferred without such registration. The securities represented by this certificate are also subject to certain restrictions on transfer contained in the issuer's Certificate of Incorporation."

         This Warrant shall be registered on the books of the Company, which shall be kept by it at its principal office for that purpose and shall be transferable only on said books by the registered Holder's duly authorized attorney upon surrender of this Warrant properly endorsed, and only in compliance with the provisions of the preceding paragraph.

SECTION 12        NO DIVIDENDS OR VOTING RIGHTS.

         No provision of this Warrant shall be construed as conferring upon the Holder the right to receive dividends or to vote as a shareholder of the Company, or as imposing any obligation on the Holder to purchase any securities or as imposing any liabilities on such Holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

SECTION 13        MISCELLANEOUS.

         This Warrant shall be binding upon the Company and Holder and their legal representatives, successors and permitted assigns. In case any provision of this Warrant shall be invalid, illegal or unenforceable, or partially invalid, illegal or unenforceable, the provision shall be enforced to the extent, if any, that it may legally be enforced and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Warrant and any term hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its principles of conflicts of laws. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument.

SECTION 14 JUDICIAL PROCEEDINGS; WAIVER OF JURY TRIAL. Any judicial proceeding brought against the Company with respect to this Warrant may be brought in any state or federal court of competent jurisdiction in the State of Delaware and, by execution and delivery of this Agreement, the Company (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant, subject to any rights of appeal, and (b) irrevocably waives any objection the Company may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE COMPANY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH THIS WARRANT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

         IN WITNESS WHEREOF, the Company and the Holder have caused this Warrant to be executed as an instrument under seal by a duly authorized officer and, in the case of the Company, attested by its Secretary or Assistant Secretary.

Dated as of August 12, 1999


(Corporate Seal)

                                      DANIELSON HOLDING CORPORATION
Attest:


                                      By:
-----------------------------            -------------------------------------
Secretary/Assistant Secretary            Name:
                                         Title:

                                    EXHIBIT A


                              FORM OF SUBSCRIPTION

                   (To be signed only on exercise of Warrant)


TO:      DANIELSON HOLDING CORPORATION

         The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to receive thereunder, shares of Common Stock of DANIELSON HOLDING CORPORATION (the "Company"), and herewith makes payment of $_________ therefor, and requests that the certificates (or escrow receipts therefor, in lieu thereof, if applicable) for such shares be issued in the name of _________________________, and delivered to _________________________ whose address is
_____________________________________________________________.

Dated:
     ------------------------------


     ------------------------------
                                          (Signature must conform in all
                                          respects to name of Holder as
                                          specified on the face of the Warrant)


                                          -------------------------------------
                                          (Address)


----------------
*Insert here the number of shares of Common Stock to which the Warrant is being exercised (including partial exercise), and in any event without making any adjustment for Additional Shares of Common Stock or any other stock or Other Securities or property or cash which, pursuant to the adjustment provisions of this Warrant, may be delivered upon exercise. In the case of partial exercise, a new Warrant or Warrants will be issued and delivered, representing the unexercised portion of the Warrant, to the holder of the surrendering Warrant.

                                    EXHIBIT B


                          FORM OF NOTICE OF CONVERSION


                   (To be executed upon conversion of Warrant)


         The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant delivered herewith, in accordance with Section 1.2 of the Warrant, to convert the Warrant represented thereby into ___ shares of Common Stock in accordance with the terms hereof. The undersigned requests that a certificate (or escrow receipts therefor, in lieu thereof, if applicable) for such shares of Common Stock be registered in the name of ___________________________ whose address is _____________________________
and that such certificate be delivered to _______________________ whose address is ___________________. If said number of shares of Common Stock is less than all of the Warrant Shares obtainable hereunder, the undersigned requests that a new Warrant representing the remaining balance of the Warrant Shares be registered in the name of ___________________________ whose address is ______________________________ and that such Warrant be delivered to ____________________________ whose address is ____________________________.

Signature:


--------------------------------------------------
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant.)


Date:
     --------------